UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 29, 2016

Angie’s List, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35339	27-2440197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 E. Washington Street Indianapolis, IN 46202
(Address of principal executive offices, including zip code)

(888) 888-5478
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On February 29, 2016, Angie's List, Inc. (the "Company") entered into a Settlement Agreement (the "Settlement Agreement") with Eric Semler and TCS Capital Management, LLC (collectively with their respective Affiliates, as defined in the Settlement Agreement, the "Shareholder Group").

Pursuant to the Settlement Agreement, concurrently with the execution of the Settlement Agreement, the Company (i) accepted the resignation tendered by John W. Biddinger as a member of the Company's board of directors (the "Board"), (ii) increased the size of the Board by two directors to eleven directors, (iii) appointed Thomas R. Evans as a Class I director of the Company and member of the Compensation Committee of the Board and (iv) appointed Eric Semler as a Class III director of the Company and member of the Nominating and Corporate Governance Committee of the Board.

The Settlement Agreement also includes, among other provisions, certain standstill and voting and confidentiality commitments by the Shareholder Group. The description of the Settlement Agreement contained herein is qualified in its entirety by reference to the full text of the Settlement Agreement, a copy of which is filed as Exhibit 10.1 and is incorporated by reference.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

As noted in Item 1.01 above, in connection with the Company's execution of the Settlement Agreement, effective February 29, 2016, John W. Biddinger tendered his resignation to the Board as a Class II director of the Company and as a member of the Audit Committee of the Board and the Nominating and Governance Committee of the Board. Mr. Biddinger's resignation was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Appointment of Directors

In connection with Mr. Biddinger's resignation from the Board, on February 29, 2016, the Board appointed George Bell as a Class II director of the Company to serve until the expiration of the Class II term at the 2016 annual meeting of stockholders, or until his earlier death, disqualification, resignation or removal.

As noted in Item 1.01 above, in connection with the Company's execution of the Settlement Agreement, effective February 29, 2016, the Board appointed (i) Mr. Evans as a Class I director of the Company to serve until the expiration of the Class I term at the 2018 annual meeting of stockholders, or until his earlier death, disqualification, resignation or removal and (ii) Mr. Semler as a Class III director of the Company to serve until the expiration of the Class III term at the 2017 annual meeting of stockholders, or until his earlier death, disqualification, resignation or removal. Also on February 29, 2016, Mr. Evans was appointed to the Board's Compensation Committee, and Mr. Semler was appointed to the Board's Nominating and Corporate Governance Committee.

Each of Messrs. Bell, Evans and Semler will be compensated for his service on the Board and service on each respective committee pursuant to the Company's non-employee director compensation practices (each pro-rated for any partial year of service). Further, each of Messrs. Bell, Evans and Semler will receive an annual equity grant pursuant to the Company's Amended and Restated Omnibus Incentive Plan in an amount consistent with the awards granted annually to non-employee directors. Messrs. Bell, Evans and Semler also entered into the Company's standard form of director indemnification agreement.

The Company has not entered into any transactions identified in Item 404(a) of Regulation S-K with Messrs. Bell, Evans or Semler.

The description of the Settlement Agreement contained herein is qualified in its entirety by reference to the full text of the Settlement Agreement, a copy of which is filed as Exhibit 10.1 and is incorporated by reference.

Item 7.01    Regulation FD Disclosure.

On March 1, 2016, the Company and the Shareholder Group issued a joint press release announcing the entry into the Settlement Agreement and the appointment of Messrs. Evans and Semler to the Board. This press release also announced the resignation of Mr. Biddinger from the Board and the appointment of Mr. Bell to the Board. A copy of this press release is furnished as Exhibit 99.1 hereto.

The information provided pursuant to Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
10.1	Settlement Agreement, dated February 29, 2016, by and among Angie's List, Inc. and Eric Semler and TCS Capital Management, LLC
99.1	Press release dated March 1, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2016

ANGIE'S LIST, INC.
/s/ SHANNON M. SHAW
By: Shannon M. Shaw
Its: Chief Legal Officer & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.1	Settlement Agreement, dated February 29, 2016, by and among Angie's List, Inc. and Eric Semler and TCS Capital Management, LLC
99.1	Press release dated March 1, 2016